April 3, 2000

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D C  20549

Gentlemen.

We have read the statements made by Computone Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated March 30, 2000. We are in agreement with the statements contained therein insofar as they relate to our firm.

                                                 Very truly yours,

                                                 /s/  BDO Seidman, LLP